Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Synovus Financial Corp.
2011 Director Stock Purchase Plan:
We consent to the incorporation by reference in the registration statements (No. 333-174264 and No. 333-187465) on Form S-8 of Synovus Financial Corp. of our report dated March 23, 2017, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Director Stock Purchase Plan as of December 31, 2016 and 2015, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the Synovus Financial Corp. 2011 Director Stock Purchase Plan.

/s/ KPMG LLP
Atlanta, Georgia
March 23, 2017